MEDICUS PHARMA LTD.

(the "Company")

INSIDER TRADING POLICY

1. PURPOSE

1.1 The trading of securities is governed by extensive and complex securities legislation, the fundamental premise of which is that everyone investing in securities should have equal access to information that may affect their investment decisions.

1.2 The purpose of this Insider Trading Policy is to ensure that the directors, officers and other employees of the Company do not trade in securities of the Company while in possession of material information affecting the business or affairs of the Company that has not been generally disclosed to the public which would, itself, undermine the principle purpose of securities legislation relating to insider trading (within the meaning set forth below).

1.3 This Insider Trading Policy (this "Policy") is intended not only to ensure that the directors, officers and other employees of the Company act, but also that they are perceived to act, in accordance with applicable laws and high standards of ethical and professional behaviour in order to protect the reputation of the Company.

2. PROHIBITED TRADING

2.1 Trading While In Possession of Undisclosed Material Information: Securities legislation prohibits a reporting issuer and any person in a "special relationship" with a reporting issuer (which includes, but is not limited to, directors, officers and other employees) from trading in securities of the reporting issuer (including the granting of stock options) with knowledge of a "material fact" , a "material change" or "material non-nonpublic information" (collectively "material information") about the reporting issuer or its securities that has not been generally disclosed (known as "insider trading"). The definitions of "material fact" and "material change" are based on a market impact test in that the fact or change would (or would reasonably be expected to) significantly affect the market price or value of a security. Under U.S. insider trading rules, information is material if there is a substantial likelihood that a reasonable shareholder would consider it important in making an investment decision, to fulfill the materiality requirement, there must be a substantial likelihood that a fact would have been viewed by the reasonable investor as having significantly altered the 'total mix' of information made available and information is nonpublic if it has not been disseminated in a manner making it available to investors generally. Examples of potentially material information include:

(i) changes in the ownership of securities that may affect control of the reporting issuer;

(ii) changes in the corporate structure of the reporting issuer, such as reorganizations or amalgamations;

(iii) take-over bids or issuer bids;

(iv) major acquisitions or dispositions;

(v) changes in capital structure;

(vi) significant borrowings;

(vii) public or private sales of additional securities;

(viii) developments affecting the resources of the reporting issuer, including exploration discoveries;

(ix) entering into or the loss of significant contracts;

(x) a material increase or decrease in near term earnings prospects;

(xi) changes in capital investment plans or objectives;

(xii) significant changes in management;

(xiii) material litigation; and

(xiv) events of default under financing or other agreements.

2.2 The prohibition on trading applies not only to trading in the securities of the reporting issuer but also to trading in the securities of another reporting issuer if the person wishing to trade possesses undisclosed material information about that reporting issuer (for example, a reporting issuer that the other reporting issuer is doing business with).

2.3 Securities laws also prohibit "tipping", defined as communicating non-public material information, other than in the necessary course of business, to another person. All directors, officers and other employees of the Company must ensure that they do not divulge such non- public information to any unauthorized person, whether or not such person may trade on the information. It is the duty of all persons to whom this Policy applies to maintain the confidentiality of material non-public information belonging or relating to the Company. Non-public information belonging or relating to the Company may not be disclosed to others outside of the Company except as required in the performance of regular duties for the Company and in accordance with the Company's policies.

2.4 This prohibition applies (but is not limited to) to any of the following persons or entities who are deemed to have a "special relationship" with the Company: (a) directors, officers and employees of the Company; (b) any person or company beneficially owning or controlling securities carrying more than 10% of the voting rights of the Company; (c) an associate of the Company as defined in the Securities Act (Ontario) or affiliate of the Company as defined in the Business Corporations Act (Ontario); (d) persons or corporations who learn of a material fact or material change concerning the Company from any person in a special relationship to the Company or ought reasonably to have known that the other person or company was in a special relationship with the Company; (e) any person or company that has engaged in, is engaging in or is proposing to engage in any business or professional activity with the Company, including any contractors and sub-contractors; or (f) any person who is associated with a person in a special relationship, including any family member, spouse or any other person living with such person, may also deemed to be a person in a special relationship with the Company, and therefore may be subject to the same legal obligations and duties.

2.5 Unscheduled Blackout Periods:

(i) Additional blackout periods, due to material developments which may arise, as specified by the Chief Executive Officer or the Chief Financial Officer may be imposed from time to time. All directors, officers and employees of the Company with knowledge of such material developments will be covered by the blackout.

(ii) All directors, officers, consultants and employees of the Company, and its subsidiaries, and those persons deemed to have a "special relationship" with the Company or those associated with a person in a "special relationship" are subject to the following prohibitions relating to investments in the Company's securities:

(iii) If one has knowledge of a material fact or material change related to the affairs of the Company or any public issuer involved in a transaction with the Company which is not generally known, no purchase or sale of securities of the Company or such other public issuer may be made until the information has been generally disclosed to the public and the blackout periods set forth below have expired.

(iv) Knowledge of a material fact or change must not be conveyed to any other person for the purpose of assisting that person in trading securities, prior to that material fact being publicly disclosed.

(v) The practice of selling securities of the Company that have been borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender, or "selling short" securities of the Company, at any time is not permitted.

(vi) The practice of buying or selling options that provide the right to buy or sell the securities of the Company at a specified price (a "call" or "put" option) or any other derivative security in respect of the securities of the Company is not permitted.

(vii) Trading is prohibited in the event that the Company has provided notice of a pending material fact or material change until the information has been generally disclosed to the public and the blackout periods set forth below have expired.

(viii) At no time should an individual trade securities of the Company if it is believed that they have information that could reasonably be judged by an outsider or the Company as undisclosed material information.

2.6 Scheduled Blackout Periods: No trades or other transactions in securities of the Company (including the exercise of stock options or transactions involving other forms of equity-based compensation) shall be carried out by directors and officers of the Company, and any other employee, independent contractor, or consultant of the Company who receive notice from the Company's Chief Financial Officer that they are designated blacked-out employees in respect of a given period during: (a) in the case of interim period financial results, the period of time beginning ten business days before the end of each fiscal quarter until the second business day after the financial results have been disclosed by the Company by way of a news release, and (b) in the case of annual financial results, the period of time beginning one calendar month after the end of the annual period until the second business day after the financial results have been disclosed by the Company by way of a news release.

2.7 Trading Plans: The prohibition against trades or other transactions in securities of the Company do not apply to any automatic trading plan involving an arrangement between a director or officer and the director or officer's broker which involves the purchase or sale of securities of the company from the holdings of such director or officer holdings in accordance with a set of pre- arranged instructions, provided that such arrangement was not entered into during a blackout period.

2.8 Awards During Blackout: The board of directors of the Company (the "Board") will not approve the grant of stock options or other forms of equity based compensation awards to directors or officers during the period of any blackout period.

2.9 Canadian Reporting Requirements: Directors and certain officers are required to electronically file insider reports through the System for Electronic Disclosure by Insiders ("SEDI"). Such reports are due within five days of becoming an insider, disclosing such person's beneficial ownership of, or control or direction over, securities of the Company and within five days of the date on which a change in such ownership, or control or direction, occurs. A trade includes the grant of options or the exercise thereof as well as a change in the nature of the ownership, or control or direction over, securities (e.g. a disposition to a company controlled by the insider or a determination that the securities are held in trust for another person). Failure to file a report on time will result in late fees being levied on the insider and may cause future regulatory filings by the Company to be reviewed or cleared on an untimely basis by securities regulators, thereby potentially impairing its access to capital markets.

2.10 U.S. Reporting Requirements: From the time the Company is required to report as U.S. Domestic Issuer within the meaning of U.S. securities laws, Section 16(a) of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires directors, certain officers and 10% beneficial owners of Company securities to file reports with the Securities and Exchange Commission (the "SEC") disclosing their beneficial ownership of Company securities and changes to such beneficial ownership. Changes in beneficial ownership are required to be disclosed on a Form 4 before the end of the second business day following the date of the transaction. Failure to file a report on time may result in fines being imposed by the SEC and the Company and its insiders may be subject to certain consequences for non-compliance with these reporting requirements.

2.11 Prior Notification Requirement for Board of Directors and Officers: Directors and officers must provide prior written notice of the intention to carry out a trade (including the exercise of any stock option or any other purchase or sale of any securities of the Company) shall be provided to either the Chief Executive Officer or the Chief Financial Officer the Company. No trade shall be carried out without such notice. Directors and officers are reminded that, notwithstanding such notice, the ultimate responsibility for complying with this Policy and applicable laws and regulations rests with the individual.

2.12 Waivers: The Board, at its discretion, waive the prohibitions contained in this Policy in exceptional circumstances, provided that the person seeking the waiver does not have any undisclosed material information and that making such an exception would not violate any applicable securities laws.

3. QUESTIONS & ENFORCEMENT

3.1 This Policy presents only a general framework of the restrictions imposed by securities legislation. The directors, officers and other employees of the Company bear the ultimate responsibility for complying with securities legislation and should therefore view this Policy as the minimum criteria for compliance with such securities legislation and should obtain additional guidance when uncertainty exists regarding a contemplated transaction.

3.2 Failure to comply with this Policy or the procedures set out herein may result in disciplinary action, which may include termination of employment. Applicable securities legislation provides that a breach of the prohibition against trading in securities with knowledge of undisclosed material information or providing undisclosed material information to others, in addition to civil liability for damages, may result in imprisonment for up to twenty years and/or a fine of up to the greater of (i) $5 million, and (ii) an amount equal to three times the profit obtained or loss avoided by reason of the contravention. Penalties may also be levied by applicable securities regulatory authorities for not complying with the requirement to file insider reports.

3.3 Any questions concerning this Policy should be directed to the Chief Executive Officer or the Chief Financial Officer the Company.

3.4 Violations or suspected violations of this Policy should be reported in accordance with the procedures under the Code of Conduct and Ethics of the Company, if any, as amended or replaced from time to time.